Exhibit 99.1

FOR IMMEDIATE RELEASE

Home Properties, Inc. Announces Pricing of Common Stock Offering

ROCHESTER, N.Y., September 20, 2011 – Home Properties, Inc. (NYSE: HME) today announced the pricing of a public offering of 6,000,000 shares of its common stock at a price of $58.50 per share, for net proceeds of approximately $336.8 million after underwriting discounts and commissions and estimated offering expenses (or approximately $387.4 million if the underwriters' overallotment option is exercised in full).  Home Properties has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover overallotments, if any.  The offering is expected to close on September 23, 2011, subject to customary closing conditions.  All of the shares of common stock were offered by the Company and will be issued under a currently effective shelf registration statement filed with the Securities and Exchange Commission.

The Company expects to use the net proceeds from the offering to fund acquisitions, new development and redevelopment of apartment communities and general corporate purposes, which may include paying down outstanding amounts on its line of credit used to fund recent acquisitions, capital expenditures and other working capital requirements.

BofA Merrill Lynch served as sole book-running manager for the offering.

Citigroup and Wells Fargo Securities acted as co-lead managers. KeyBanc Capital Markets, RBC Capital Markets and Stifel Nicolaus Weisel acted as co-managers.

A preliminary prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission and a final prospectus supplement will be made available.  Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department or by email to dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction.  The offering may be made only by means of a prospectus and related prospectus supplement.

About Home Properties, Inc.

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast and Mid-Atlantic markets. Currently, Home Properties owns and operates 119 communities containing 40,240 apartment units. For more information, visit Home Properties’ website at homeproperties.com.

Forward-Looking Statements

This release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Factors that may cause actual results to differ include general economic and local real estate conditions, weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237

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850 Clinton Square/Rochester, New York  14604/(585) 546-4900/FAX (585) 546-5433
www.homeproperties.com